As filed with the Securities and Exchange Commission on December 2, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BEELINE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	20-3937596
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

188 Valley Street, Suite 225

Providence, RI 02909

(Address of Principal Executive Offices) (Zip Code)

Beeline Holdings, Inc. Amended and Restated 2025 Equity Incentive Plan

(Full title of the plan)

Nicholas R. Liuzza

188 Valley Street, Suite 225

Providence, RI 02909

(Name and address of agent for service)

(888)-810-5760

(Telephone number, including area code, of agent for service)

Copy to:

Michael Harris, Esq.

Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Boulevard, Suite 305

Palm Beach Gardens, Florida 33410

(561)-686-3307

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed with the U.S. Securities and Exchange Commission under the Securities Act, to register a total of 10,704,865 shares of Common Stock of Beeline Holdings, Inc. issued or issuable under the Beeline Holdings, Inc. Amended and Restated 2025 Equity Incentive Plan.

This Registration Statement also includes a reoffer prospectus, prepared pursuant to General Instruction C to Form S-8, in accordance with the requirements of Part I of Form S-3, to be used by the Company’s directors and executive officers (which we refer to as the “Selling Shareholders”), as described under the section entitled “Selling Shareholders” therein, in connection with reoffers and resales on a continuous or delayed basis of a total of 872,331 shares of Common Stock that have been or may be acquired by the Selling Shareholders pursuant to awards which are outstanding under the under the Plan as of the date hereof. The Selling Shareholders are considered affiliates of the Company, as defined in Rule 405 under the Securities Act, and may be selling shares of Common Stock that constitute “restricted securities” within the meaning of General Instruction C to Form S-8.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION

This prospectus relates to up to 10,704,865 shares of Beeline Holdings, Inc. (“the Company”) Common Stock which have been or may be issued or issuable to employees, nonemployee directors, consultants and advisors of the Company and its subsidiaries under the Company’s 2025 Amended and Restated Equity Incentive Plan (the “Plan”). The aggregate number of shares of Common Stock which shall be available for grants or payments of awards under the Plan equals 15% of the outstanding shares of Common Stock on a fully diluted basis (the “Share Reserve”), subject to annual increase as described below.

The Plan contains an “evergreen provision,” where the Share Reserve will automatically increase on January 1st of each year (each, an “Increase Date”), for a period of seven years commencing on January 1, 2026 and ending on January 1, 2032. The yearly increases shall equal an amount equal to 5% of the total number of shares of Common Stock outstanding as of December 31 of the preceding calendar year, on a fully diluted basis. No more than an aggregate of 375,000 shares of Common Stock may be issued pursuant to the exercise of incentive stock options (“ISOs”). The Board of Directors (the “Board”) may determine at any time prior to the increase date for a given year that there will be no increase in the Share Reserve, or that the increase in the Share Reserve will be less than the amount than would otherwise occur under the Plan. The Plan shall remain in effect for 10 years or until terminated by the Board. The termination of the Plan shall not impair rights and obligations under any stock right granted while the Plan was in effect.

The number of shares of Common Stock being registered hereunder includes the current Share Reserve plus three years of annual increases estimated to be 2,038,687 shares per year, or 5% per year of the fully-diluted Common Stock and Common Stock equivalents outstanding as of the date hereof; however the actual increase may be different than what is registered under this Form S-8.

ISOs may be granted to any employee of the Company or related corporation. In compliance with Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) and other applicable securities laws, the following types of grants may be awarded to any director (whether or not an employee), officer, employee or consultant of the Company or any related corporation: (i) Common Stock of the Company pursuant to options granted hereunder which do not qualify as ISOs (“Non-Qualified Options”), shares of Common Stock of the Company which normally are subject to restrictions on sale (“Restricted Stock”), restricted stock units (“RSUs”) and stock appreciation rights (“SARs”).

The Plan may be administered by a majority of the Compensation Committee (the “Committee”), or if the Compensation Committee has not been appointed or is unable, by the entire Board. The Company established the Plan primarily to attract, retain, engage, and focus highly motivated and qualified employees, particularly in the competitive labor market that exists today.

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Awards granted pursuant to the Plan are subject to forfeiture at the discretion of the Board upon the occurrence of the following events, which include, but are not limited: (i) a breach of a duty of confidentiality required by insider trading guidelines, (ii) competing with the Company, (iii) recruiting Company personnel after employment is terminated, (iv) termination for cause of the grantee’s service to the Company including but not limited to fraud, theft, dishonesty, or violation of Company policy, (v) purchasing or trading securities in violation of the Company’s insider trading policy, or (vii) a finding by the Board that the grantee has acted disloyally and/or against the interests of the Company.

In addition to the foregoing, pursuant to Rule 10D-1 of the Exchange Act and the related rules promulgated by The Nasdaq Stock Market LLC (“Nasdaq”), the Company is required to recover from former and current executive officers reasonably, promptly, and completely the amount of erroneously awarded incentive-based compensation if the Company is required to prepare an accounting restatement due to Company’s material non-compliance with any financial reporting requirement under the securities laws.

Accordingly, the Company has implemented a Clawback Policy in accordance with the rules of Nasdaq, to recoup “excess” incentive compensation, if any, earned by current and former executive officers during a three year look back period in the event of a financial restatement due to material noncompliance with any financial reporting requirement under the securities laws (with no fault required).

We will send or give the documents containing the information specified in Part I of Form S-8 to employees as specified by the SEC pursuant to Rule 428(b)(1) under the Securities Act.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

We will furnish without charge to each person to whom the prospectus is delivered, upon the oral or written request of such person, a copy of any and all of the documents incorporated by reference (other than exhibits to such documents). Requests should be directed to the attention of Beeline Holdings, Inc., 188 Valley Street, Suite 225 Providence, RI 02909, Attention: Corporate Secretary or (888)-810-5760.

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REOFFER PROSPECTUS

BEELINE HOLDINGS, INC.

872,331 Shares of Common Stock

This prospectus relates to the reoffer and resale of up to 872,331 shares of Common Stock of Beeline Holdings, Inc. (“Beeline,” or the “Company”) that may be reoffered or resold, from time to time, by certain selling shareholders (the “Selling Shareholders”) described in this reoffer prospectus, including the shares of Common Stock that have been acquired or may hereafter be acquired by the Company’s directors and executive officers deemed to be our “affiliates,” as that term is defined in Rule 405 under the Securities Act of 1933 (the “Securities Act”), pursuant to the Beeline Holdings, Inc. Amended and Restated 2025 Equity Incentive Plan (the “Plan”). The names of the Selling Shareholders and the amount of shares of Common Stock available to be resold are set forth below under the caption “Selling Shareholders” to the extent we presently have such information. Additionally, other affiliates may elect to sell shares under this reoffer prospectus as they receive them from time to time in the future in which case, as their names and amounts of shares to be reoffered become known, we will supplement this reoffer prospectus with that information. See “Selling Shareholders” beginning on page 6.

The Selling Shareholders may sell the shares of Common Stock, from time to time, as they may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” at prevailing market prices on the Nasdaq Capital Market (or such other available market), at prices different than prevailing market prices or at privately negotiated prices. The Selling Shareholders may sell the shares of Common Stock directly, or may sell them through brokers or to dealers.

The shares of Common Stock registered for resale include shares underlying stock options (“Options”) that are not yet vested. Such shares may not be resold until the Options vest and the shares of Common Stock are issued.

We will not receive any of the proceeds from the sale of these shares of Common Stock by the Selling Shareholders. We will however receive the exercise price of the Options at the time of their exercise. We have agreed to pay all expenses relating to the registration of these shares of Common Stock. The Selling Shareholders will pay any brokerage commissions or discounts and other costs incurred in connection with the sale of these shares of Common Stock.

Our Common Stock is traded on the Nasdaq Capital Market under the symbol “BLNE.” On December 1, 2025, the last reported sales price of our Common Stock on the Nasdaq Capital Market was $1.91 per share.

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page 5 of this reoffer prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this reoffer prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this reoffer prospectus is December 2, 2025.

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You should rely only on information contained in this reoffer prospectus. We have not authorized anyone to provide you with information that is different from that contained in this reoffer prospectus. We are not offering to sell or seeking offers to buy shares of common stock in jurisdictions where offers and sales are not permitted. The information contained in this reoffer prospectus is accurate only as of the date of this reoffer prospectus, regardless of the time of delivery of this reoffer prospectus or of any sale of our Common Stock. We are responsible for updating this reoffer prospectus to ensure that all material information is included and will update this reoffer prospectus to the extent required by law.

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PROSPECTUS SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this reoffer prospectus or incorporated by reference in this reoffer prospectus. It may not contain all of the information that is important to you. You should carefully read the entire reoffer prospectus and the documents incorporated by reference in this reoffer prospectus before deciding whether to invest in our securities. Unless otherwise indicated or the context requires otherwise, in this reoffer prospectus and any reoffer prospectus supplement hereto references to the “Company,” “Beeline” “we,” “us,” and “our” refer to Beeline Holdings, Inc. and its consolidated subsidiaries.

Background of Beeline

Beeline is a Nevada corporation incorporated in 2004 with its principal place of business in Providence, Rhode Island.

October 7, 2024 Merger

On September 4, 2024, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger”) with East Acquisition Inc. and Beeline Financial Holdings, Inc. (“Beeline Financial”). The Merger closed on October 7, 2024. On March 12, 2025, the Company changed its name to Beeline Holdings, Inc.

Beeline Financial was incorporated in Delaware on July 1, 2020 and is the successor to Beeline Financial Holdings, Inc., a Rhode Island corporation founded on September 20, 2018.

In connection with the Merger, Beeline also completed a debt exchange transaction with certain of its existing lenders and sold the largest segment of its legacy business. The remining part of the legacy business was transferred to Bridgetown Spirits, Inc., a new subsidiary. Beeline subsequently sold its remaining majority interest in Bridgetown Spirits, Inc. in July 2025, in order to focus on its mortgage lending and related businesses.

Business Overview

Through its subsidiaries, Beeline operates a full-service, direct-to-consumer digital mortgage lender specializing in conventional conforming and non-conforming residential first-lien mortgages, a title provider offering title, escrow, and closing services, and a technology platform licensing a proprietary software-as-a-service (“SaaS”) product. Additionally, its Beeline Loans, Inc. (“Beeline Loans”) subsidiary, supports a fractional sale of real estate in partnership with another company, which uses cryptocurrency backed by residential real estate. Beeline Title Holdings, Inc. (“Beeline Title”), another subsidiary, handles the settlement and title portions of these transactions for its client, who is minting the token. Beeline Title will open this platform to all mortgage lenders, giving them access to a proven solution for cryptocurrency token transaction reconciliation, compliance, and disbursement.

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The Company’s consolidated financial statements include the consolidated accounts of the Company and its wholly-owned subsidiaries, Beeline Financial, Beeline Title, Beeline Mortgage Holdings, Inc., Beeline Labs, Inc., and Beeline Loans Pty Ltd.

Beeline Financial

Beeline Financial’s performance is influenced by several key factors, including fluctuations in interest rates, economic conditions, housing supply, technological advancements, and its ability to acquire and retain customers. Interest rate changes have a direct impact on mortgage loan refinancing and overall mortgage loan volume. In a declining interest rate environment, refinancing activity typically increases, whereas rising interest rates tend to reduce refinancing and home purchase transactions. However, higher rates can also drive demand for cash-out refinancings and home equity loans. Following a prolonged period of historically low rates, interest rates began to rise in April 2021 due to inflation, increases in the federal funds rate, and other monetary policies. This upward trend, significantly reduced mortgage market activity and the pool of borrowers who could benefit from refinancing. Additionally, higher rates discourage homebuyers from entering the market and lead to a more competitive lending environment, compressing margins and reducing origination volumes.

The broader economic environment plays a crucial role in mortgage lending activity. Interest rate movements, employment trends, home price appreciation, and consumer confidence all affect mortgage origination volumes. Typically, home sales peak in the second and third quarters, but in 2022 and 2023, rising interest rates and ongoing housing supply constraints disrupted these seasonal trends. Despite steady consumer demand for credit, high interest rates and economic uncertainty may cause borrowers to delay financing decisions, leading to fluctuations in Beeline’s revenue and financial performance.

Limited housing supply has constrained home purchase activity. Rising interest rates have further exacerbated this issue by increasing home prices, reducing affordability, and discouraging transactions. However, Beeline believes that persistent imbalances between supply and demand will ultimately drive greater home construction, expanding housing inventory and stimulating future mortgage activity.

Beeline Financial’s ability to attract and retain customers depends on delivering a seamless and competitive digital mortgage experience. The shift toward digital transactions, accelerated by the COVID-19 pandemic, has increased consumer willingness to engage in high-value online purchases, including mortgage applications. Beeline Financial’s platform is designed to provide a convenient and efficient digital experience, positioning it favorably against traditional mortgage origination methods. With Millennial and Generation Z homeownership rates on the rise, Beeline Financial anticipates continued growth in demand for digital mortgage solutions.

Technological innovation remains central to Beeline Financial’s strategy. Beeline Financial’s proprietary technology enhances efficiency, reduces costs, and improves loan processing quality. By automating key origination tasks, Beeline Financial streamlines interactions for consumers, employees, and partners. Its intuitive digital interface minimizes reliance on paper applications and manual processes, enabling faster and more efficient loan transactions. Continued investment in automation and technology development will further reduce production costs and enhance customer acquisition efforts.

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Customer acquisition is another critical component of Beeline Financial’s success. Beeline Financial aims to expand its reach while providing a highly personalized digital experience. If traditional customer acquisition methods prove insufficient, especially in challenging market conditions, Beeline Financial may need to invest additional resources in sales and marketing to maintain growth. Increased marketing expenditures could elevate service costs, making it essential to balance customer acquisition efforts with cost efficiency.

In the ordinary course of Beeline Financial’s operations, it finances the majority of its loan volume on a short-term basis, typically less than 10 days, mainly utilizing warehouse lines of credit. In October 2025, Beeline expanded its warehouse lines to $25 million tripling its prior $5 million line and adding two new $5 million lines with new lenders. The repayments of Beeline Financial’s borrowings come from the revenue generated by selling its loans to a network of purchasers. Other than the warehouse lines of credit, Beeline has no outstanding indebtedness having repaid or converted over $7,500,000 since the beginning of 2025.

In 2024, Beeline Financial made significant investments in its platform to leverage mortgage origination opportunities, despite overall lower volumes compared to 2020 and 2021 due to fluctuating interest rates. In the fourth quarter of 2024, a temporary decline in the 10-year Treasury rate drove a notable increase in loan originations, reinforcing our belief that interest rates, housing supply, and affordability will remain key factors influencing future volume. Additionally, Beeline Financial has expanded its focus on its business to business (“B2B”) SaaS strategy, which is also subject to macroeconomic conditions.

To measure operational efficiency and growth, we track a range of performance metrics in our lending and title businesses, including production data. Beeline Loans, the principal operating subsidiary of Beeline Financial, uses data to track margin and gain-on-sale revenue. Beeline Title uses data to track file revenue. Beeline uses industry tools to benchmark its margin and note rates against the broader mortgage origination market. We also evaluate key business drivers for Beeline Financial subsidiaries, such as Beeline Labs, by monitoring revenue, unit sales, and SaaS (B2B) growth potential. Additionally, we assess customer acquisition costs and profitability per loan to optimize financial performance. These key indicators help gauge progress toward our strategic and long-term growth objectives.

Beeline Labs

In July 2025, Beeline Labs, launched BlinkQC, a SaaS platform designed to automate pre-close quality control (“QC”) reviews for mortgage loan files. Beeline Labs has been beta testing BlinkQC in its own operation and will use BlinkQC for its pre-close QC. Later this year, Beeline Labs plans to license BlinkQC as a SaaS to other mortgage companies. BlinkQC uses artificial intelligence to ingest loan document packages, extract and validate data, apply customizable rule sets, and generate compliance reports.

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The initial release supports conventional loan packages and is offered on a flat rate per package. Based on current cost estimates, the product is expected to achieve gross margins of approximately 50%. Future enhancements, including FHA/VA loan support and integrations with loan origination systems, are in development.

Management believes BlinkQC will improve QC efficiency for mortgage lenders and represents a potential source of incremental revenue for the Company.

BeelineEQUITY

On June 25, 2025, Beeline Title closed, what it believes to be one of the first-ever fractional sale of home real estate transactions funded through the sale of a cryptocurrency with a related party partner who will fund these transactions for us through the sale of a cryptocurrency token which is backed by real property. In essence, the partner solicits homeowners to sell up to a 49% interest in a home using funds it raises from the sale of a cryptocurrency token. While neither the Company, nor its subsidiaries, mints the token, Beeline Title handles the settlement and title portions of these transactions for its partner, who is minting the token (see below for more information about this company). The June 2025 transaction marked a major milestone in the evolution of blockchain-driven real estate finance, bridging decentralized finance with traditional title and escrow services. In the fourth quarter of 2025, Beeline Loans will provide customer acquisition services and support to the partner and Beeline Title will provide the title and closing services for each transaction—unless the seller elects to use an outside title company. Importantly, Beeline Title will open this platform to all mortgage lenders, giving them access to a proven solution for cryptocurrency token transaction reconciliation, compliance, and disbursement. The Company’s partner is co-owned by the Company’s Chief Executive Officer, Nicholas Liuzza. As such, the partner is a related party of the Company.

As of the date of this prospectus, we have derived $47,180 of revenue from this business. Beeline expects that this business will close 25 more of these BeelineEQUITY transactions in 2025. We provide title insurance services and an owner’s title policy to the Company’s partner as the buyer of the fractional equity. Beeline Title does not assume any unusual liability in favor of the related party. Beeline Title simply transacts in the normal course of business on these purchase transactions, issuing the owner’s title insurance policy and acting as settlement/escrow agent. In any title transaction, the title agency will incur liability for potential losses under the title policy if the underlying title work is faulty for any reason or fraud or other errors exist that could not have been discovered at the time of policy issuance. Beeline Title has Errors and Omissions insurance in addition to other insurance coverages for any such issues.

Corporate Information

Our principal executive offices are located at 188 Valley Street, Suite 225, Providence, Rhode Island and our telephone number is (888) 810-5760. Our Internet website address is www.makeabeeline.com. Information contained on our corporate websites does not constitute part of this prospectus.

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CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This reoffer prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs.

The results anticipated by any or all of these forward-looking statements might not occur. Important factors, uncertainties and risks that may cause actual results to differ materially from these forward-looking statements are contained in the risk factors that follow and elsewhere in this reoffer prospectus and the incorporated documents. We undertake no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For more information regarding some of the ongoing risks and uncertainties of our business, see the risk factors that follow and that are disclosed in the documents incorporated herein by reference.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should carefully consider the risks and uncertainties and all other information contained in this reoffer prospectus, including the risks and uncertainties concerning our business and an investment in our Common Stock discussed under Item 1A of our Prospectus Supplements dated November 12, 2025 and September 26, 2025, and Annual Report for the fiscal year ending December 31, 2024 and subsequent filings with the Securities and Exchange Commission (the “SEC”), which risk factors are incorporated herein by reference in their entirety. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations or our financial condition. If any of the risk factors occur, our business, financial condition, results of operations or prospects could be materially and adversely affected. In such case, the value and marketability of the Common Stock could decline.

USE OF PROCEEDS

This reoffer prospectus relates to shares of Common Stock being offered and sold for the account of the Selling Shareholders. We will not receive any proceeds from the sale of the Common Stock offered and sold pursuant to this reoffer prospectus. We will, however, receive the exercise price of the Options at the time of their exercise. Such proceeds will be contributed to working capital and will be used for general corporate purposes.

We have agreed to pay all expenses relating to the registration of Common Stock to be offered and sold pursuant to this reoffer prospectus. The Selling Shareholders will pay any brokerage commissions or discounts and other brokerage fees incurred in connection with the sale of these shares of Common Stock.

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SELLING SHAREHOLDERS

This reoffer prospectus relates to the reoffer and resale by the Selling Shareholders listed below of shares of Common Stock which have been acquired or may be acquired by the Selling Shareholders who are deemed “affiliates” of the Company pursuant to the Plans.

The following table sets forth as of December 1, 2025 with respect to the Selling Shareholders.

(a)	the name of each Selling Shareholder;
(b)	the number of shares of Common Stock beneficially owned by each Selling Shareholder;
(c)	the maximum number of shares of Common Stock that each Selling Shareholder may offer for sale from time to time pursuant to this reoffer prospectus; and
(d)	the number of shares of Common Stock and the percentage of Common Stock that would be beneficially owned by each Selling Shareholder assuming the sale of all shares offered hereby.

We may amend or supplement this reoffer prospectus from time to time in the future to update the information concerning the identities of the Selling Shareholders, the number of shares that may be sold by each such Selling Shareholder and information about the shares beneficially owned by such Selling Shareholders.

Name of Selling Shareholder	Shares of Common Stock Beneficially Owned Prior to the Offering (1)(2)	Percentage of Shares of Common Stock Beneficially Owned Before the Offering (1)	Shares of Common Stock Underlying Vested Awards Offered Pursuant to this Reoffer Prospectus (3)	Shares of Common Stock Underlying Unvested Awards Offered Pursuant to this Reoffer Prospectus (4)	Shares of Common Stock Beneficially Owned After the Offering	Percentage of Shares of Common Stock Beneficially Owned After the Offering (1)
Officers and Directors
Nicholas Liuzza (5)	8,201,773	26.0%		50,000	8,151,773	25.8%
Christopher R. Moe (6)	40,000	*		235,000	40,000	*
Tiffany Milton (7)	10,494	*		35,000	10,494	*
Eric Finnsson (8)	90,926	*	48,913	40,000	2,013	*
Joseph Caltabiano (9)	98,984	*	49,818	79,166	-	*
Joseph Freedman (10)	482,295	1.7%	99,638	88,333	294,324	1.1%
Stephen Romano (11)	76,463	*	30,797	45,666	-	*
Francis Knuettel II (12)	40,000	*	-	70,000	-	*

*Represents less than 1%

(1)	Applicable percentages are based on 27,755,155 shares of Common Stock outstanding as of December 1, 2025, adjusted as required by rules of the SEC. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock underlying options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated in the footnotes to this table, we believe that each of the shareholders named in the table has sole voting and investment power with respect to the shares of Common Stock indicated as beneficially owned by them. This Column includes vested options, or options will vest and become exercisable within 60 days.

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(2)	In connection with the November 2025 Registered Direct Offering (“RDO”), all officers and directors of the Company entered into a lock-up agreement pursuant to which they agreed not to, for a period of 90 days from the date of the closing of the RDO (until February 12, 2025), offer, sell transfer or otherwise dispose of the Company’s securities, subject to certain exceptions, with a limited exception for Eric Finnsson, who may dispose up to 30,000 shares of Company common stock.

(3)	Represents shares underlying Restricted Stock awards that have vested or will vest within 60 days.

(4)	Represents shares underlying Restricted Stock awards and Options that have not vested and may not vest. Shares underlying unvested awards may not be sold unless and until such awards vest and the underlying shares are issued in accordance with the terms of the award and the applicable Plan.

(5)	Mr. Liuzza is an executive officer and director. Shares offered pursuant to this reoffer prospectus include 50,000 shares underlying Options exercisable at $0.9216 per share, vesting annually in equal amounts over two years from May 28, 2025, subject to continued service on the applicable vesting date.

(6)	Mr. Moe is an executive officer. Shares offered pursuant to this reoffer prospectus include 235,000 shares underlying Options exercisable at $0.9216 per share vesting annually in equal amounts over two years from May 28, 2025, subject to continued service on the applicable vesting date.

(7)	Ms. Milton is an executive officer. Shares offered pursuant to this reoffer prospectus include 35,000 shares underlying Options exercisable at $0.9216 per share vesting annually in equal amounts over two years from May 28, 2025, subject to continued service on the applicable vesting date.

(8)	Mr. Finnsson is a director. Shares offered pursuant to this reoffer prospectus include (i) 48,913 shares of vested Common Stock, (ii) 30,000 shares of Common Stock vesting one-third annually over three years from May 28, 2025 and (iii) 10,000 shares of Common Stock vesting on May 28, 2026.

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(9)	Mr. Caltabiano is a director. Shares offered pursuant to this reoffer prospectus include (i) 49,818 shares of vested Common Stock, (ii) 30,000 shares of Common Stock vesting one-third annually over three years from May 28, 2025, (iii) 19,166 shares of Common Stock vesting on May 28, 2026, and (iv) 30,000 restricted stock units vesting on the earlier of one year from the grant date or delivery of a final report by a special committee of the Board.

(10)	Mr. Freedman is a director. Shares offered pursuant to this reoffer prospectus include (i) 99,638 shares of vested Common Stock, (ii) 30,000 shares of Common Stock vesting one-third annually over three years from May 28, 2025, (iii) 28,333 shares of Common Stock vesting on May 28, 2026, and (iv) 30,000 restricted stock units vesting on the earlier of one year from the grant date or delivery of a final report by a special committee of the Board.

(11)	Mr. Romano is a director. Shares offered pursuant to this reoffer prospectus include (i) 30,797 shares of vested Common Stock, (ii) 30,000 shares vesting one-third annually over three years from May 28, 2025, and (iii) 15,666 shares of Common Stock vesting on May 28, 2026.

(12)	Mr. Knuettel is a director. Shares offered pursuant to this reoffer prospectus include (i) 30,000 shares of Common Stock vesting one-third annually over three years from May 28, 2025, (ii) 10,000 shares of Common Stock vesting on May 28, 2026, and (iii) 30,000 restricted stock units vesting on the earlier of one year from the grant date or delivery of a final report by a special committee of the Board.

PLAN OF DISTRIBUTION

The shares of Common Stock covered by this reoffer prospectus are being registered for the account of the Selling Shareholders.

The shares of Common Stock offered may be sold from time to time directly by or on behalf of each Selling Shareholder in one or more transactions on the Nasdaq Capital Market or any other stock exchange on which the Common Stock may be listed or quoted at the time of sale, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. The Selling Shareholders may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholders and/or purchasers of the shares or both. Such compensation as to a particular broker or dealer may be in excess of customary commissions.

In connection with their sales, a Selling Shareholder and any participating broker or dealer may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act.

We are bearing all costs relating to the registration of the shares of Common Stock to be reoffered and resold pursuant to this reoffer prospectus. Any commissions, discounts, or other fees payable to brokers or dealers in connection with any sale of the shares will be borne by the Selling Shareholders or other party selling such shares. Sales of the shares must be made by the Selling Shareholders in compliance with all applicable state and federal securities laws and regulations, including the Securities Act.

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Any shares covered by this reoffer prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under Rule 144 rather than under this reoffer prospectus. There is no assurance that the Selling Shareholders will sell all or a portion of the Common Stock offered hereby.

Only awards that have vested and been issued in accordance with the terms of the applicable Plan and award agreement may be resold under this reoffer prospectus. Shares underlying awards that remain unvested, or that are otherwise not deliverable under the terms of the awards, are not eligible for resale until the vesting and issuance conditions are satisfied.

The Selling Shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving sales of the shares against certain liabilities in connection with the offering of the shares arising under the Securities Act.

The Selling Shareholders will be subject to the reoffer prospectus delivery requirements of the Securities Act.

LEGAL MATTERS

Certain legal matters in connection with the issuance of the shares of Common Stock offered hereby have been passed upon for the Company by Nason Yeager Gerson Harris & Fumero, P.A., 3001 PGA Boulevard, Suite 305, Palm Beach Gardens, Florida 33410.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2024 and 2023 incorporated by reference in this Prospectus have been so included in reliance on the report of Salberg & Company, P.A and M&K CPAs, PLLC., respectively, independent registered public accounting firms, to the extent and for the periods set forth in their report incorporated by reference, given on the authority of said firms as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You can review our electronically filed reports, proxy and information statements on the SEC’s website at http://www.sec.gov/ or on our website at https://makeabeeline.com/investor-relations/. Information included on our website is not part of this reoffer prospectus.

We have filed with the SEC a registration statement on Form S-8, under the Securities Act, with respect to the shares of Common Stock offered by the Selling Shareholders pursuant to this reoffer prospectus. This reoffer prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. Some items included in the registration statement are omitted from the reoffer prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the Common Stock offered by this reoffer prospectus, we refer you to the registration statement and the accompanying exhibits.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this reoffer prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this reoffer prospectus.

The information incorporated by reference is considered to be part of this prospectus, and the information that we subsequently file with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the Company’s documents listed below and all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering of the securities described in this prospectus (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules, unless otherwise expressly incorporated by reference herein):

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on April 15, 2025 and Form 10-K/A for the fiscal year ended December 31, 2024 filed with the SEC on April 28, 2025;

●	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 filed on with the SEC on May 20, 2025, our Quarterly Report on Form 10-Q for the periods ended June 30, 2025 filed on with the SEC on August 14, 2025 and our Quarterly Report on Form 10-Q for the periods ended September 30, 2025 filed on with the SEC on November 14, 2025; and

●	Our Current Reports on Form 8-K (including Form 8-K/A) filed on April 15, 2025, April 16, 2025, April 30, 2025, May 1, 2025, May 9, 2025, May 15, 2025, May 27, 2025, June 3, 2025, June 6, 2025, June 16, 2025, June 25, 2025, July 1, 2025, July 29, 2025 (Items 1.01, 3.02, 7.01 and 9.01), July 29, 2025 (Items 3.02, 8.01 and 9.01), July 29, 2025 (Items 3.02, 5.03 and 9.01), August 7, 2025, September 26, 2025, October 6, 2025, October 8, 2025, October 28, 2025, November 6, 2025, November 12, 2025 and November 24, 2025 (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits relating to such information, which is neither filed nor incorporated by reference herein);

●	Our definitive Proxy Statements on Schedule 14A filed with the SEC on February 5, 2025 and August 18, 2025; and

●	The description of our Common Stock contained in our Definitive Proxy Statement on Form DEF 14A filed with the SEC on February 5, 2025 under “Description of Securities.”

In addition, all other documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 (except in each case the information contained in such documents to the extent “furnished” and not “filed”) on or after the date of this reoffer prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference into this reoffer prospectus and to be a part of this reoffer prospectus from the date of the filing of such documents; provided, however, that documents or information deemed to have been furnished to and not filed with the SEC in accordance with the rules of the SEC shall not be deemed incorporated by reference into this reoffer prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this reoffer prospectus.

The Company will provide a copy of any document incorporated by reference in this reoffer prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, upon written or oral request. You may request this information by writing or calling us at the following address or phone number:

188 Valley Street, Suite 225

Providence, RI 02909

(888)-810-5760

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any subsequent filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the sale of all the shares of Common Stock that are part of this offering. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. The documents we are incorporating by reference are as follows:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on April 15, 2025 and Form 10-K/A for the fiscal year ended December 31, 2024 filed with the SEC on April 28, 2025;

(b)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 filed on with the SEC on May 20, 2025, our Quarterly Report on Form 10-Q for the periods ended June 30, 2025 filed on with the SEC on August 14, 2025, and our Quarterly Report on Form 10-Q for the periods ended September 30, 2025 filed on with the SEC on November 14, 2025; and

(c)	Our Current Reports on Form 8-K (including Form 8-K/A) filed on April 15, 2025, April 16, 2025, April 30, 2025, May 1, 2025, May 9, 2025, May 15, 2025, May 27, 2025, June 3, 2025, June 6, 2025, June 16, 2025, June 25, 2025, July 1, 2025, July 29, 2025 (Items 1.01, 3.02, 7.01 and 9.01), July 29, 2025 (Items 3.02, 8.01 and 9.01), July 29, 2025 (Items 3.02, 5.03 and 9.01), August 7, 2025, September 26, 2025, October 6, 2025, October 8, 2025, October 28, 2025, November 6, 2025, November 12, 2025 and November 24, 2025 (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits relating to such information, which is neither filed nor incorporated by reference herein);

(d)	Our definitive Proxy Statements on Schedule 14A filed with the SEC on February 5, 2025 and August 18, 2025;

(e)	The description of our Common Stock contained in our definitive Proxy Statement on Schedule 14A filed with the SEC on February 5, 2025 under “Description of Securities.”

Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on April 15, 2025 and Form 10-K/A for the fiscal year ended December 31, 2024 filed with the SEC on April 28, 2025; and

(f)	All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our officers and directors are indemnified under Nevada law, our Amended and Restated Articles of Incorporation, as amended (the “Articles”), and our Amended and Restated Bylaws, as amended, against certain liabilities.

Pursuant to our Articles, we are required to indemnify to the fullest extent permitted under Nevada law any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director or officer of the Company against any and all loss, liability, and expenses, including attorneys’ fees, costs, judgments, fines, and amounts paid in settlement, actually and reasonably incurred by such person in connection with such action, suit, or proceeding. The right to indemnification is not exclusive of any other right that such directors or officers may have or later acquire. Further, the right to indemnification is a contract right which may be enforced in any manner desired by the officer or director. Our Articles further provide that our Board may adopt Bylaws to provide the fullest indemnification permitted by Nevada law and may cause us to purchase and maintain insurance for any person who is or was an officer or director of the Company or another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise against liability asserted and incurred arising from such status, regardless of whether the Company would have the power to indemnify such person.

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Our Bylaws provide that we shall indemnify and hold harmless, to the fullest extent permitted by the laws of the State of Nevada, each person who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any threatened, pending, or completed action, suit, or proceeding (whether civil, criminal, administrative, or investigative), by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (an “Agent”). Such indemnification shall be against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or plea of nolo contendere or its equivalent shall, in and of itself, create a presumption such person did not act in good faith and in a manner which such person believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, such person had reasonable cause to believe their conduct was unlawful. Notwithstanding the foregoing, the Company is required to indemnify any such person seeking indemnity in connection with an action, suit, or proceeding, whether civil, criminal, administrative, or investigative, initiated by such person only if such action, suit or proceeding was authorized by the Board or if such indemnification was authorized by an agreement approved by the Board.

The Company is further required to indemnify any person who was or is a party or threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in the Company’s favor by reason such person is or was an Agent against all expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action if such person acted in good faith and in a manner such person reasonably believed was in the Company’s best interests. However, no indemnification shall be made for any claim, issue, or matter to which such person was adjudged to be liable to the Company by a court of competent jurisdiction after exhaustion of all appeals, unless that court determines such person is fairly and reasonably entitled to indemnity for the expenses the court deems proper despite the adjudication of liability.

Our Bylaws provide that any indemnification shall only be made by the Company as authorized in the specific case upon a determination that indemnification is proper by (i) the Board, by a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding; (ii) if a quorum is not obtainable or a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (iii) by the shareholders of the Company.

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The Company shall pay all expenses incurred by an Agent in defending any threatened, pending, or completed action, suit, or proceeding (whether civil, criminal, administrative, or investigative) before the final disposition of such proceeding, provided the Agent undertakes to repay such amount if it is determined the Agent is not entitled to indemnification. No advance shall be permitted if (i) the Board, by a majority vote of a quorum of disinterred directors; or (ii) if a quorum is not obtainable or a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, reasonably and promptly determines that, based on the facts known to the Board or counsel at the time the determination is made, the Agent acted in bad faith and in a manner the Agent did not believe to be in or not oppose to the best interests of the Company, or, with respect to a criminal proceeding, that the Agent believed or had reasonable cause to believe their conduct was unlawful.

The Company is required to promptly, and in any event within 90 days upon written request of the Agent, make the indemnification or advance, unless it is determined that the Agent is not entitled to the indemnification or advance in the manner described above. The Agent’s right to indemnification is enforceable in any court of competent jurisdiction, if the Board or independent legal counsel denies such claim in whole or in part, or if no disposition of the claim is made within 90 days. The Agent’s expenses incurred in successfully establishing their right to indemnification in, or in defending on the merits or otherwise against, any such action, suit or proceeding shall also be indemnified by the Company.

Our Bylaws further provide that the indemnification and advancement rights provided therein are not exclusive of any other right to indemnification or advancement the Agent may be entitled to otherwise. Upon Board resolution, the Company is permitted to purchase and maintain insurance on any person who was or is an Agent against liability asserted and incurred by such Agent in any such capacity.

Section 78.7502 of the Nevada Revised Statutes (“NRS”) permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited-liability company, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding if such person (i) is not liable pursuant to Section 78.138 of the NRS, or (ii) acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of actions brought by or in the right of the corporation, however, no indemnification may be made for any claim, issue, or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

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Section 78.751 of the NRS requires every corporation to indemnify a director, officer, employee, or agent to the extent such person is successful in the defense of (i) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; or (ii) any claim, issue, or matter therein, against expenses actually and reasonably incurred in connection with defending the action, including attorneys’ fees.

Under the NRS, discretionary indemnification pursuant to Section 78.7502, unless ordered by the court or advanced pursuant to Section 78.751(2), may be made by the corporation only as authorized in each specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances. Such determination must be made (i) by the shareholders ; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding, or (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding cannot be obtained or a quorum consisting of directors who were not parties to the action, suit, or proceeding so order, by independent legal counsel in a written opinion.

Section 78.751 of the NRS further provides that the indemnification pursuant to Sections 78.751 and 78.7502 and the advancement of expenses authorized in or ordered by a court pursuant to Section 78.751 continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such person.

We maintain a liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

The shares of restricted Common Stock previously issued under the Plan and the shares of Common Stock underlying the unvested Options and RSUs previously issued under the Plan, being registered for reoffer and resale hereby, have been issued without registration in reliance on the exemption from registration provided for in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

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ITEM 8. EXHIBITS.

Exhibit #	Exhibit Description
4.1	Amended and Restated 2025 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to the Company’s Form 10-Q filed on November 14, 2025)
5.1	Legal Opinion of Nason Yeager Gerson Harris & Fumero, P.A.*
23.1	Consent of Salberg & Company, P.A., independent registered public accounting firm*
23.2	Consent of M&K CPAs, PLLC, independent registered public accounting firm*
23.3	Consent of Nason Yeager Gerson Harris & Fumero, P.A. (contained in Exhibit 5.1)
107	Filing fee table*

* Filed herewith.

ITEM 9. UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement

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	(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, Rhode Island, on December 2, 2025.

BEELINE HOLDINGS, INC.

By:	/s/ Nicholas R. Liuzza, Jr.
Nicholas R. Liuzza, Jr.
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Nicholas R. Liuzza, Jr.	Chief Executive Officer, Director	December 2, 2025
Nicholas R. Liuzza, Jr.

/s/ Christopher Moe	Chief Financial Officer (Principal Financial Officer)	December 2, 2025
Christopher Moe

/s/ Tiffany Milton	Chief Accounting Officer (Principal Accounting Officer)	December 2, 2025
Tiffany Milton

/s/ Joseph Caltabiano	Director	December 2, 2025
Joseph Caltabiano

/s/ Eric Finnsson	Director	December 2, 2025
Eric Finnsson

/s/ Joseph Freedman	Director	December 2, 2025
Joseph Freedman

/s/ Francis Knuettel	Director	December 2, 2025
Francis Knuettel

/s/ Stephen Romano	Director	December 2, 2025
Stephen Romano

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